Exhibit 2.4

                             STOCKHOLDER AGREEMENT
                             ---------------------

                  STOCKHOLDER AGREEMENT (this "Agreement"), dated September 29, 2004, by and among Cendant Corporation, a Delaware corporation ("Parent"), Robertson Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser") and Delta Air Lines, Inc. ("Stockholder").

                  WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of Series B-DL Common Stock, par value $0.001 (the "Class B Common Stock" and, together with the class A common stock par value $0.001 ("Class A Common Stock") of Orbitz Inc., a Delaware corporation (the "Company"), the "Common Stock"), of the Company, set forth opposite the name of Stockholder on Schedule I hereto;

                  WHEREAS, Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A (the "Merger Agreement"), which provides, among other things, for the Purchaser to conduct tender offers for all of the issued and outstanding shares of the Class A Common Stock (the "Class A Offer") and all of the issued and outstanding shares of the Class B Common Stock (the "Class B Offer") and the merger of the Purchaser with and into the Company with the Company continuing as the surviving corporation (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement as of the date hereof);

                  WHEREAS, simultaneously with the execution of this Agreement, each of American Airlines, Inc., Continental Airlines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. ("United") (each, an "Other Stockholder") are entering into a Stockholder Agreement with Parent and Purchaser, dated as of the date hereof, in the forms attached hereto as Exhibits B(aa), B(co), B(nw) and B(ua), as applicable (each such Stockholder Agreement, an "Other Stockholder Agreement", and the Other Stockholder Agreement to which United is party (the "United Agreement");

                  WHEREAS, simultaneously with the execution of this Agreement, Jeffrey Katz is entering into a Stockholder Agreement with Parent and Purchaser, dated as of the date hereof, in the form attached hereto as Exhibit C (the "Katz Agreement"); and

                  WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

         SECTION 1. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Parent and the Purchaser as follows:

                       (a) Stockholder (i) is the record and beneficial owner of the shares of Common Stock (collectively with any shares of Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement are collectively referred to herein as the "Shares") set forth opposite Stockholder's name on Schedule I to this Agreement and (ii) neither holds nor has any beneficial ownership interest in any option (including any granted pursuant to a Company Option Plan), or warrant to acquire shares of Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Common Stock. Stockholder does not beneficially own any shares of Class A Common Stock.

                       (b) Each of this Agreement, the Written Consent of Holder of Class B Common Stock of Stockholder approving the Merger under
Section 8.2(a) and Section 8.2(b) of the Company Certificate, the Written Consent Qualifying Class B Holder of Stockholder approving the Merger under
Section 8.2(c) of the Company Certificate (collectively, the "Written Consents") and the Company Stockholders Agreement Waiver (as defined in
Section 6(c)) each case executed by Stockholder prior to or concurrently with the execution of this Agreement has been validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                       (c) Neither the execution and delivery of this Agreement, the Written Consents or the Company Stockholders Agreement Waiver by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby or thereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder's assets are bound, other than the Amended and Restated Stockholders Agreement, dated December 19, 2003, as amended by Amendment No. 1 to the Amended and Restated Stockholder Agreement dated April 14, 2004 (the "Company Stockholders Agreement") (in connection therewith, assuming the Bankruptcy Court Approval is obtained, any consent required thereunder has been obtained pursuant to the Company Stockholders Agreement Waiver or otherwise on or prior to the date hereof). The consummation by Stockholder of the transactions contemplated hereby or by the Written Consents or the Company Stockholders Agreement Waiver will not (i) violate any provision of any judgment, order, decree applicable to Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Stockholder other than (x) as required under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement.

                       (d) Stockholder is an entity duly organized and validly existing under the laws of the state in which it is incorporated or constituted, and such Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance by Stockholder of this Agreement.

                       (e) The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offers, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Shares (collectively, "Encumbrances"), except for (i) any such Encumbrances arising hereunder or under the Company Stockholders Agreement (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent), (ii) any rights, agreements, understandings or arrangements which represent a financial interest in cash received upon sale of the Shares and (iii) Encumbrances imposed by federal or state securities laws (collectively, "Permitted Encumbrances").

                       (f) Stockholder (i) does not own (and has not owned) any stock (or any right to acquire stock), security, or other interest (or any right to acquire any capital stock, security or other interest) of SAM Investments LDC, a Cayman Islands Company ("SAM"), and (ii) does not own (and has not owned) any bonds, debentures, notes or other indebtedness of SAM. Except for the Stock Purchase Agreement, dated November 25, 2003, by and among American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc., UAL Loyalty Services, Inc. and SAM, no agreements have been entered into between Stockholder (or any of its affiliates), on the one hand, and SAM (or any of its affiliates), on the other hand. Since the closing of the Stock Purchase Agreement, neither Stockholder nor any of its affiliates have owned any shares of non-voting stock of the Company.

                  SECTION 2. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

                       (a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, each Other Stockholder Agreement, the Katz Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, each Other Stockholder Agreement, the Katz Agreement and the Merger Agreement.

                       (b) This Agreement, each Other Stockholder Agreement, the Katz Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and the Purchaser, and constitute the valid and binding obligations of each of Parent and the Purchaser, enforceable against each of them in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                       (c) Neither the execution and delivery of this Agreement, the Merger Agreement, any Other Stockholder Agreement or the Katz Agreement by each of Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby or thereby will result in a violation of, or a default under, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Purchaser is a party or by which either Parent or Purchaser or their respective assets are bound. The consummation by Parent and Purchaser of the transactions contemplated by this Agreement, the Merger Agreement, any Other Stockholder Agreement and the Katz Agreement will not (i) violate any provision of any judgment, order or decree applicable to Parent or Purchaser or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Purchaser, other than (x) filings under the Exchange Act and the rules and regulations promulgated thereunder and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Purchaser of any of their obligations under this Agreement, each Other Stockholder Agreement, the Katz Agreement and the Merger Agreement.

                  SECTION 3.  Tender of the Shares.

                       (a) Stockholder hereby agrees that it shall irrevocably tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be irrevocably tendered, into the Class B Offer promptly following, and in any event no later than the first business day following, the commencement of the Class B Offer pursuant to Section 1.1 of the Merger Agreement (the "Offer Documents") in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Purchaser agree that Stockholder may withdraw its Shares from the Class B Offer at any time following the termination of this Agreement or as otherwise provided pursuant to Section 9 hereof.

                       (b) Stockholder's counsel shall be given a reasonable opportunity to review the Offer Documents relating to the Class B Offer before it is commenced and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Parent and Purchaser agree to provide the Stockholder and its counsel in writing with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the the Offer Documents promptly after Parent's or Purchaser's, as the case may be, receipt of such comments, and any written or oral responses thereto. Stockholder and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Stockholder and its counsel.

                       (c) If the Offers are terminated or withdrawn by the Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offers, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, including the Paying Agent, acting on behalf of Parent and Purchaser, to return all tendered Shares to the registered holders of the Shares tendered in the Offers.

                  SECTION 4. Stockholder Acknowledgements. Stockholder acknowledges as follows:

                       (a) The obligations of Stockholder set forth under
Section 8 of the Company Stockholders Agreement, including but not limited to the obligation to continue to be a party to and perform its obligations under the Charter Associate Agreement to which such Stockholder is a party, shall remain in full force and effect following the termination of the Company Stockholders Agreement until December 18, 2005, but subject to the terms and conditions contained in such Charter Associate Agreement (provided that any notice of termination pursuant to Section 6.1 thereof will not be effective prior to December 18, 2005).

                       (b) The consummation of the transactions contemplated by the Merger Agreement or this Agreement, including (i) the purchase of Shares by Purchaser (pursuant to the Offers) and (ii) the Merger or, as of the date hereof to the knowledge of any officer of Stockholder, any other circumstance or event existing or previously existing, does not, and will not, trigger, or otherwise give to Stockholder, any right to terminate the Supplier Link Agreement with the Company to which such Stockholder is party.

                       (c) As of the date hereof, to the knowledge of any officer of Stockholder, the Company's current practices with respect to the sale, whether through the receipt of commissions or other form of payment, and display of advertising or banners (including those that contain links) on the Orbitz website do not, in each case, conflict with or violate any restrictions (including the order of display or otherwise) with respect to the selling or marketing activities binding on the Company (whether such restrictions exist pursuant to the Charter Associate Agreement to which such Stockholder is a party or otherwise).

                       (d) Subject to the provisions of Section 9(c) of this Agreement, assuming Stockholder and all Other Stockholders transfer their Shares to Purchaser in the Class B Offer, unless earlier terminated by the parties thereto, the Company Stockholders Agreement shall terminate upon purchase and payment in full to Stockholder and all Other Stockholders for all of their Shares in accordance with the terms of the Company Stockholders Agreement and no party shall have any further liability thereunder.

                  SECTION 5. Transfer of the Shares; Other Actions.

                       (a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 or Section 6) or in the Merger Agreement, Stockholder shall not, and shall cause each of its subsidiaries not to: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (v) voluntarily convert any of such Stockholder's Shares into shares of Class A Common Stock or take any action that would cause the conversion of such Stockholder's Shares into shares of Class A Common Stock; or (vi) knowingly, directly or indirectly, take or cause the taking of any other action (other than such actions (if any) which are permitted under Section 7(b)(ii) hereof) that would restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.

                       (b) Upon receipt of payment in full for all of its Shares, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholders of Company), including but not limited to rights arising out of a such Stockholder's ownership of Shares prior to the transfer of such Shares to Purchaser or Parent pursuant to the Class B Offer or pursuant to the Merger Agreement, shall be transferred to Purchaser and Parent upon the transfer to Purchaser or Parent of such Stockholder's Shares.

                  SECTION 6. Merger Consent; Grant of Irrevocable Proxy; Appointment of Proxy.

                       (a) Immediately following execution of the Merger Agreement, Stockholder will have delivered to the Company at its principal place of business, on and as of the date of this Agreement, a written consent approving the Merger, the Merger Agreement and the Transactions contemplated thereby, such approval to be effective immediately and irrevocable for purposes of Section 8.2 of the Company Certificate and Section 228 of the DGCL with respect to Stockholder. Stockholder acknowledges that any required approval of the Merger, the Merger Agreement and the Transactions contemplated thereby by the holders of Class B Shares as a class shall be effective (a) as of the date hereof with respect to Sections 8.2(a) and 8.2(b) of the Company Certificate and (b) subject only to (x) United obtaining the Bankruptcy Court Approval (as such term is defined in the United Agreement) and (y) the requirements of Section 228 of the DGCL, as of the date that the Bankruptcy Court Approval is granted with respect to Section 8.2(c) of the Company Certificate. If the Merger Agreement has not been terminated by the 60th day after the date of this Agreement, by such date United has not obtained the Bankruptcy Court Approval, and the approval of the Merger, the Merger Agreement and the Transactions contemplated by the Merger Agreement by such Stockholder continues to be required pursuant to Section 8.2(c) of the Company Certificate, Stockholder agrees to promptly re-deliver to the Company at its principal place of business, on and as of such date, a written consent approving the Merger, the Merger Agreement and the Transactions contemplated thereby for purposes of Section 8.2(c) of the Company Certificate.

                       (b) Stockholder hereby consents for purposes of Section 2(f) of the Company Stockholders Agreement, to the actions taken (including the rights granted to Parent) by each of the Other Stockholders pursuant to Sections 6(d) and 6(f) (or, in the case of the United Agreement, Sections 7(d) and 7(f)) of the Other Stockholder Agreement to which each such Other Stockholder is a party. The rights granted by Stockholder to Parent pursuant to Sections 6(d) and 6(f) of this Agreement shall be effective only upon the granting of the Bankruptcy Court Approval.

                       (c) Subject to the provisions of Section 9(c) hereof, concurrently with the execution of this Agreement by Stockholder, Stockholder and the Company have each executed the Company Stockholders Agreement Consent and Waiver (the "Company Stockholders Agreement Waiver"), which provides that the provisions of Section 1 through 22 of the Company Stockholders Agreement are waived in their entirety with respect to (i) the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the Offers and the Merger; and (ii) this Agreement and the Other Stockholders Agreements and the transactions contemplated thereby, including, without limitation, (A) the agreement to tender such Class B Stockholder's shares of Class B Common Stock into the Class B Offer, (B) the grant to Parent of any proxy to vote any shares held by such Class B Stockholder, (C) the agreement to vote shares of Class B Common Stock as instructed by Parent in writing, which is a voting agreement and (D) any requirement under Section 4.3 of the Company Stockholders Agreement that Purchaser (or any transferee or assignee thereof) as transferee in the Class B Offer (i) be subject to the terms and conditions of the Company Stockholders Agreement and (ii) assume (in writing or otherwise) any obligations under the Company Stockholders Agreement, in either case ((i) and (ii)) upon, or as a condition to, a "Qualified Transfer" (as defined in the Company Certificate).

                       (d) Without in any way limiting Stockholder's right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, Stockholder hereby agrees to irrevocably grant to, and appoint, and, upon the granting of the Bankruptcy Court Approval, irrevocably grants to, and appoints, Parent and any designee thereof, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder, to include such Shares in any computation for purposes of establishing a quorum at any meeting of stockholders of the Company, and to vote all Shares beneficially owned or controlled by such Stockholder (the "Vote Shares"), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer or merger in which stockholders of the Company would receive cash consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offers and the Merger and otherwise on the same terms as the Offers and the Merger and/or (ii) against any action or agreement which would in any material respect impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof.

                       (e) Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies (other than those granted under the Company Stockholders Agreement).

                       (f) Subject to the provisions of Section 9(c) hereof, Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 6 is to be given, and when given will be, in connection with the execution of the Merger Agreement, and that such irrevocable proxy is to be given, and when given is, to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is to be, and when given will be, coupled with an interest and, except as set forth in this Section or in Section 9, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If during the term of this Agreement for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees, subject to the granting of the Bankruptcy Court Approval, that it shall vote its Shares in accordance with
Section 6(d) above as instructed by Parent in writing. The parties agree that, subject to granting of the Bankruptcy Court Approval, the foregoing shall be a voting agreement created under Section 218 of the DGCL.

                       (g) Concurrently herewith, Stockholder has delivered the resignation of its director designee to the Company's Board of Directors, such resignation to be effective upon the purchase and payment in full for such Stockholder's Shares by Purchaser in the Class B Offer.

                  SECTION 7. Acquisition Proposals; Non-Solicitation.

                       (a) Acquisition Proposals

                            (i) Stockholder will notify Parent and the Purchaser as promptly as practicable (and in any event within 2 business days) if any Acquisition Proposals are received by, or, in connection with any Acquisition Proposal, any information is requested from or any negotiations or discussions are sought to be initiated or continued with, Stockholder or Stockholder's officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, which notice shall include the identity of the Person making such information request or Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or information request. Stockholder agrees that it will immediately cease and terminate any of its existing activities, discussions, negotiations or communications with any parties with respect to any Acquisition Proposal.

                       (b)      Non-Solicitation.

                            (i) Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (i) initiate, solicit encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal except in connection with a Superior Proposal in connection with which the Company enters into an agreement (including contemporaneously with the Company) pursuant to
          Section 5.3(b) of the Merger Agreement, or (iii) in the event of an unsolicited Acquisition Proposal for the Company or otherwise, engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. It is understood that this Section 7 limits the rights of Stockholder only to the extent that Stockholder is acting in Stockholder's capacity as a stockholder of the Company. Nothing herein shall be construed as preventing a Stockholder who is an officer or director of the Company, or any director of the Company who may be deemed to be an affiliate of Stockholder, from fulfilling the obligations of such position (including, subject to the limitations contained in Sections 5.2 and 5.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder, or any director of the Company who may be deemed to be an affiliate of Stockholder, acting solely in his or her capacity as an officer or director).

                            (ii) Notwithstanding anything to the contrary in this Section 7, if (a) after the Company shall have received an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal and (b) the Board of Directors of the Company has complied with the provisions of Section 5.2(b) of the Merger Agreement, Stockholder may provide information and engage in discussions with such Third Party as and to the extent that the Company is permitted to do so pursuant to the terms of the Merger Agreement.

                  SECTION 8. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties' obligations under this Agreement, including without limitation (i) to vest in Parent the power to vote the Shares to the extent contemplated by Section 6 and (ii) for Parent to perform its obligations pursuant to this Agreement including as contemplated by Section 12(n).

                  SECTION 9. Termination.

                       (a) This Agreement and, except as provided in Section 9(c), all rights and obligations of the parties hereunder shall terminate (i) upon termination of the Merger Agreement, (ii) at the election of the Stockholder, following termination of the Class B Offer if Purchaser has not accepted the Shares for payment in the Offers, (iii) at the election of the Stockholder, if acceptance for payment of, and prompt payment for, the Shares pursuant to the Offers has not occurred following December 31, 2004; provided, however, that such date (x) shall be extended to January 31, 2005 if all conditions to the Offers other than the Litigation Condition (which results in an injunction), the Governmental Approval Condition (which for purposes of this Section 9(a)(iii) also shall be deemed to include the conditions set forth in paragraphs (h) and (j) (to the extent arising out of litigation) of Annex I of the Merger Agreement), the Stockholder Approval Condition or the HSR Condition have been or are reasonably capable of being satisfied at the time of such extension and (y) shall be extended to April 30, 2005 if all conditions to the Offers other than the HSR Condition or the Litigation Condition (to the extent relating solely to antitrust and competition law matters) have been or are capable of being satisfied at the time of such extension; or (iv) pursuant to Section 12(n)(ii)(C). In addition, Stockholder may terminate this Agreement, withdraw the tender of its Shares into the Class B Offer and have no further obligations hereunder if there is a Material Change (as defined below) to the Merger Agreement or the Offers without Stockholder's consent. "Material Change" means (i) an amendment to or waiver of any provision of the Merger Agreement that (w) reduces the amount of the Offer Price or changes the form of consideration to be paid in the Class B Offer or any other amendment to or waiver of the Merger Agreement that is economically detrimental to Stockholder, provided, that, if such other amendment or waiver does not also reduce the amount of the Offer Price or change the form of consideration to be paid in the Class B Offer, 3 out of 5 of the airline stockholders (including Stockholder and the Other Stockholders) shall have notified Parent that they believe such other amendment or waiver is so detrimental, (x) waives or amends Sections 1.3 (Directors) (but only insofar as it relates to the director appointed by Stockholder) or 7.1 (Conditions to Each Party's Obligations to Effect the Merger) of the Merger Agreement, (y) waives or amends Section 8.3 of the Merger Agreement or (z) modifies any defined term used in any of the provisions referred to in clauses
(w), (x) or (y) above or (ii) materially modifies or waives any condition to the consummation of the Class B Offer in a manner adverse to Stockholder. All of Stockholder's termination rights contained in this Section 9(a) shall be effective notwithstanding the prior delivery by Stockholder of the Written Consents, whether such Written Consents are effective or not.

                       (b) Notwithstanding anything to the contrary in this Agreement, if any Other Stockholder Agreement is amended or modified without Stockholder's consent, or if any waiver is granted under any Other Stockholder Agreement to any Other Stockholder, then Parent and Purchaser shall notify Stockholder of such circumstance and, in the event of a waiver, shall offer substantially the same waiver to Stockholder, and Stockholder may elect in its sole discretion (i) in the case of such an amendment or modification, to deem this Agreement amended or modified to reflect the substantially the same amendment or modification of such Other Stockholder Agreement, (ii) in the case of such a waiver, to accept such waiver or (iii) to terminate this Agreement and withdraw the tender of its Shares into the Class B Offer and upon any such withdrawal of its Shares into the Class B Offer, each of the provisions of Section 9(c) hereof shall become immediately applicable. All of Stockholder's termination rights contained in this Section 9(b) shall be effective notwithstanding the prior delivery by Stockholder of the Written Consents, whether such Written Consents are effective or not.

                       (c) Sections 9(c), 10 and 12 shall survive any termination of this Agreement. If (A) by the express terms and conditions of
Section 9 hereof, this Agreement is terminated without the requirement of any action by the Stockholder whatsoever, and such Stockholder withdraws the tender of its Shares into the Class B Offer, or (B) pursuant to Section 9(b) hereof, the Stockholder elects to terminate this Agreement and the Stockholder withdraws the tender of its Shares into the Class B Offer pursuant to Section 3(a) or Section 9 hereof, then the parties hereto agree that they shall be restored to the conditions existing prior to the execution of this Agreement or any other documents entered into in connection with the transactions contemplated herein or in the Merger Agreement (such conditions, the "Original Conditions"), including but not limited to the following: (i) the Company Stockholders Agreement Waiver, shall cease to be valid without any further action whatsoever by the Stockholder and Parent and Purchaser acknowledge and agree that the prior waiver of provisions of the Company Stockholders Agreement shall be revoked and shall be null and void ab initio; (ii) the irrevocable proxy by Stockholder with respect to such Shares in Section 6(d) hereof shall be revoked and shall be null and void ab initio; (iii) the voting agreement with respect to such Shares created in Section 6(f) hereof by virtue of the Stockholder's agreement to vote its Shares in accordance with Section 6(c) hereof as instructed by Parent in writing shall be revoked and shall be null and void ab initio; (iv) the Company Stockholders Agreement shall not be terminated pursuant to Section 4(d) hereof or otherwise, but instead shall be reinstated and in full force and effect and binding upon the Stockholders remaining as parties thereto and the Company; (v) the director resignation described in Section 6(g) hereof shall be revoked and shall be void ab initio;
(vi) Purchaser and Parent shall take any action necessary to ensure that all rights incident to ownership of the Shares (including but not limited to any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company, rights arising out of Purchaser's or Parent's ownership of Shares prior to the transfer of such Shares back to Stockholder, rights to representation on the Board of Directors, any distributions or other payments received from the Company with respect to the Shares and voting rights as a Class B Common Stockholder) shall be transferred to Stockholder so that Stockholder is restored to the Original Conditions with respect to its rights of ownership with respect to the Shares and (vii) Purchaser and Parent agree not to use or deliver to the Company the Written Consents and irrevocable proxies executed and delivered by Stockholder in accordance with this Agreement; provided that, notwithstanding the foregoing or anything else set forth in this Agreement, upon termination of this Agreement (i) the Written Consents shall not be revoked and (ii) the waiver contained in the Company Stockholders Agreement Waiver with respect any requirement under Section 4.3 of the Company Stockholders Agreement that Purchaser (or any transferee or assignee thereof) as transferee in the Class B Offer (i) be subject to the terms and conditions of the Company Stockholders Agreement and (ii) assume (in writing or otherwise) any obligations under the Company Stockholders Agreement, in either case ((i) and (ii)) upon, or as a condition to, a "Qualified Transfer" (as defined in the Company Certificate) shall not be revoked (and shall be irreversibly waived with respect to such transfer of Class B Shares to Purchaser in the Class B Offer), and accordingly any such transfer of Shares to Purchaser in the Class B Offer shall as a "Qualified Transfer" pursuant to the Company Certificate (and without any obligation of Purchaser to join or otherwise assume obligations under the Company Stockholders Agreement).

                  SECTION 10. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 11. Public Announcements. Stockholder, Parent and the Purchaser shall consult each other on the initial press release relating to this Agreement and the transactions contemplated hereby.

                  SECTION 12. Miscellaneous.

                       (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Stockholder, to:


                           Delta Air Lines, Inc.
                           1030 Delta Boulevard
                           Atlanta, GA  30320
                           Telephone: (404) 404-715-6644
                           Facsimile: (404) 715-4098
                           Attention: EVP & CFO

                           with a copy to:

                           Delta Air Lines, Inc.
                           Law Department (Dept. No. 971)
                           1030 Delta Boulevard
                           Atlanta, GA  30320
                           Telephone: (404) 715-2611
                           Facsimile: (404) 715-2233
                           Attention: SVP-General Counsel


                           Hughes Hubbard & Reed
                           One Battery Park Plaza
                           New York, New York  10004
                           Attention:  Kenneth A. Lefkowitz, Esq.
                           Telephone:  (212) 837-6557
                           Facsimile:  (212) 422-4726

                           with a copy to:

                           Orbitz, Inc.
                           200 S. Wacker Drive, Suite 1900
                           Chicago, IL 60606
                           Attention:  Gary R. Doernhoefer, Esq.
                           Telephone:  (312) 894-4755
                           Facsimile:  (312) 894-4857

                           with copies to:

                           Latham & Watkins LLP
                           Sears Tower, Suite 5800
                           233 S. Wacker Drive
                           Chicago, IL 60606
                           Attention:  Mark D. Gerstein, Esq.
                           Telephone:  (312) 876-7666
                           Facsimile:  (312) 993-9767


                  If to Parent or the Purchaser, to:

                           Cendant Corporation

                           9 West 57th Street
                           New York, NY 10019
                           Telephone: (212) 413-1836
                           Facsimile: (212) 413-1922
                           Attention: Eric Bock, Esq.

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone:       (212) 735-3000
                           Facsimile:       (212) 735-2000
                           Attention:       David Fox, Esq.

                       (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                       (c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

                       (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein or entered into by the parties in connection with the Merger or this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

                       (e) Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, for any litigation arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, to the extent the Court of Chancery has jurisdiction over the claims alleged in such litigation, or, if the Court of Chancery does not have jurisdiction over the claims alleged in such litigation, the courts of the State of Delaware and of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such litigation except in such courts, (ii) waives any objection to the laying of venue of any such litigation in such Delaware courts and (iii) agrees not to plead or claim in any Delaware court that such litigation brought therein has been brought in an inconvenient forum. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section12(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                       (f) Waiver of Jury Trial. EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS,
(B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(f).

                       (g) Assignment. Prior to the earlier to occur of (i) the termination of the Merger Agreement or (ii) the consummation of the Merger, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (other than in the case of a merger or consolidation where the successor assumes the obligations hereunder) without the prior written consent of the other parties except that Parent and the Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"); provided that no such assignment shall relieve Parent or Purchaser of any of their respective obligations under this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                       (h) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

                       (i) Specific Performance. It is recognized and expressly agreed by the parties hereto that monetary damages would be inadequate to compensate for breach of this Agreement and that rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. Accordingly, notwithstanding any other provision of this Agreement, the Merger Agreement, the Other Stockholder Agreements or the Katz Agreement, the parties agree that any violation or alleged violation of this Agreement shall cause irreparable injury, and that, in addition to any other remedy available under this Agreement, the parties hereto shall be entitled immediately to obtain injunctive relief, preliminary or otherwise, to enjoin such breach or the continuation of any such breach, without the necessity of proving actual damages, and the terms of this Agreement shall be enforceable in court by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies that the parties hereto may have hereunder. To the extent permitted by applicable law, each party waives any objection to the imposition of such decree of specific performance or any requirement for a posting of a bond.

                       (j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party. In the case of Parent and Purchaser, no amendment, modification or waiver shall be effective unless signed in writing by any two of Messrs. Sam Katz, James E. Buckman or Eric Bock (or their successors) provided such persons are executive officers of Cendant.

                       (k) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

                       (l) FIRPTA Certificates. Prior to the purchase of Shares pursuant to Section 3 hereof, Stockholder shall provide to Parent, Purchaser or the Paying Agent (as defined in the Merger Agreement), as the case may be, a certificate of non-foreign status as provided in Treasury Regulation Section 1.1445-2(b) (the "FIRPTA Certificate"). If a Stockholder fails to deliver the FIRPTA Certificate, Parent, Purchaser or the Paying Agent, as the case may be, shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from amounts otherwise payable to Stockholder pursuant to the Merger Agreement or this Agreement.

                       (m) No Recourse. Purchaser and Parent agree that Stockholder will not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company's breach of the Merger Agreement.

                       (n) Additional Agreements.

                            (i) Effective upon the consummation of the Merger, Parent shall be deemed to have assumed all obligations of the Company under that certain Tax Agreement dated as of November 25, 2003 (the "Tax Agreement") by and among the Company and the Airlines (as such term is defined in the Tax Agreement) as required by Section 3.1g thereof. In the event that Purchaser consummates the Class B Offer, Parent and Purchaser agree that they shall promptly consummate the Merger if the conditions to Parent's and Purchaser's obligations to consummate the Merger contained in Section 7.1 of the Merger Agreement are satisfied and following their compliance with Section 1.9 of the Merger, any applicable requirement to file any information statement in connection with the Merger or Section 1.10 of the Merger Agreement.

                            (ii) If, for any reason, the covenants contained in clause (i) above are not fully performed by Parent and/or Purchaser, then, at Stockholder's option, the parties hereto agree that they shall be restored to the Original Conditions and without limitation shall take the following actions: (x) (A) Purchaser shall promptly, but in no event later than one business day after receiving a written demand from Stockholder, transfer to Stockholder all Shares, and all right and interest therein, that were tendered by Stockholder into the Class B Offer, (B) if it was terminated upon consummation of the Class B Offer, the Company Stockholders Agreement shall be reinstated and in full force and effect and binding upon the Company, Stockholder and any Other Stockholders that hold shares of Class B Common Stock in accordance with its terms (other than as set forth in the last sentence of this Section 12(n)(ii)), (C) this Agreement shall terminate and any and all consents (other than the Written Consents) and/or proxies granted by Stockholder in this Agreement or in connection with the transactions contemplated hereby or by the Merger Agreement (including without limitation, the proxy by Stockholder contained in Section 6(d) and the voting agreement created in Section 6(f)) shall be revoked and shall be null and void ab initio, (D) the director resignation described in Section 6(g) shall be revoked and shall be null and void ab initio, (E) Purchaser and Parent shall take any action necessary to ensure that all rights incident to ownership of the Shares (including but not limited to any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company, rights arising out of Purchaser's or Parent's ownership of Shares prior to the transfer of such Shares back to Stockholder, rights to representation on the Board of Directors, any distributions or other payments received from the Company with respect to the Shares and voting rights as a Class B Common Stockholder) shall be transferred to Stockholder so that Stockholder is restored to the Original Conditions with respect to its rights of ownership with respect to the Shares and (F) Purchaser and Parent agree not to use or deliver to the Company the irrevocable proxies executed and delivered by Stockholder in accordance with this Agreement and (y) Stockholder shall, upon Parent and Purchaser's satisfaction of their obligations in clause (x) above, refund to Purchaser the amount paid by Purchaser to Stockholder for such Shares in full. The Company agrees that it will cooperate with Stockholder to facilitate any transactions or actions contemplated in Section 9(c) or this Section 12(n)(ii). Notwithstanding anything set forth in this
         Section 12(n)(ii), this Agreement, any termination of this Agreement or any actions taken pursuant to this Agreement (i) in no event shall the Written Consents be revocable or revoked by Stockholder and (ii) the waiver contained in the Company Stockholders Agreement Waiver with respect any requirement under Section 4.3 of the Company Stockholders Agreement that Purchaser (or any transferee or assignee thereof) as transferee in the Class B Offer (x) be subject to the terms and conditions of the Company Stockholders Agreement and (y) assume (in writing or otherwise) any obligations under the Company Stockholders Agreement, in either case ((x) and (y)) upon, or as a condition to, a "Qualified Transfer" (as defined in the Company Certificate) shall remain in full force and effect (and shall be irreversibly waived with respect to such transfer of Class B Shares to Purchaser in the Class B Offer), and accordingly any such transfer of Shares to Purchaser in the Class B Offer shall qualify as a "Qualified Transfer" pursuant to the Company Certificate (and without any obligation of Purchaser to join or otherwise assume obligations under the Company Stockholders Agreement).

                       (o) Performance of Purchaser. Parent agrees to cause Purchaser to perform and pay all of its obligations under this Agreement.

                       (p) Additional Notices. Parent and Purchaser agree to promptly deliver to Hughes Hubbard & Reed LLP, counsel to Stockholder, at the address set forth in Section 12(a), copies of any and all notices delivered to any party under the Merger Agreement or any Other Stockholder Agreement.

                       (q) Effectiveness. It is condition precedent to the effectiveness of this Agreement that (i) the Merger Agreement shall have been duly executed and delivered by the Company, Purchaser and Parent and (ii) each Other Stockholder Agreement shall have been duly executed and delivered by Purchaser, Parent and the applicable Other Stockholder.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                     CENDANT CORPORATION

                                          /s/Eric J. Bock
                                     By:  _____________________________
                                          Name:  Eric J. Bock
                                          Title: Executive Vice President,
                                                 Law and Corporate Secretary

                                     ROBERTSON ACQUISITION CORPORATION

                                          /s/Eric J. Bock
                                     By:  _____________________________
                                          Name:  Eric J. Bock
                                          Title: Executive Vice President,
                                                 Secretary and Director

                                     DELTA AIR LINES, INC.

                                         /s/Michael J. Palumbo
                                     By: ______________________________
                                          Name:  Michael J. Palumbo
                                          Title: Executive Vice President
                                                 and Chief Financial Officer


                                     The undersigned agrees to
                                     be bound by the following
                                     provisions of the above
                                     Agreement to the same
                                     extent as if it were a
                                     party to the above
                                     Agreement: Sections 9(c),
                                     12(i), 12(n)(ii) and the
                                     other applicable
                                     provisions of Section 12.

                                     Orbitz, Inc.

                                         /s/Jeffrey G. Katz
                                     By: ______________________________
                                          Name:  Jeffrey G. Katz
                                          Title: Chief Executive Officer,
                                                 President and Chairman
                                                 of the Board

                                  SCHEDULE I


                                Class A        Class B                               Total Shares +
                                --------       -------                               --------------
Name and Address              Common Stock    Common Stock        Vested Options     Vested Options
----------------              ------------  --------------        --------------     --------------
American Airlines, Inc.                      6,733,847
Continental Airlines, Inc.                   3,549,669
Delta Air Lines, Inc.                        5,206,897
Northwest Airlines, Inc.                     5,045,549
United Air Lines, Inc.                       6,733,847









         TOTAL